Farmer Mac Reports 2017 Results
and Announces 61% Dividend Increase
Record Outstanding Business Volume of $19.0 Billion
WASHINGTON, March 8, 2018— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter and year ended December 31, 2017, which included $1.6 billion in net new business volume growth that brought total outstanding business volume to $19.0 billion as of December 31, 2017. Farmer Mac's net income attributable to common stockholders for 2017 was $71.3 million ($6.60 per diluted common share), compared to $64.2 million ($5.97 per diluted common share) for 2016. Farmer Mac's 2017 core earnings, a non-GAAP measure, were $65.6 million ($6.08 per diluted common share), compared to $53.5 million ($4.98 per diluted common share) in 2016.
"2017 was a remarkable year for Farmer Mac," said Chairman of the Board and Acting President and Chief Executive Officer Lowell Junkins. "Our success was driven by our team’s disciplined execution on our strategy, successful business development efforts, and industry conditions that continue to play to our strengths. Outstanding business volume grew $1.6 billion in 2017 and earnings grew double digits. Our strong capital position and earnings potential has allowed us to increase our first quarter common stock dividend by 61 percent and remain on track with our targeted 30 percent core earnings payout for 2018. The business opportunities in front of Farmer Mac are robust, and we continue to make significant investments in our people, technology, and infrastructure to maintain our leadership position in financing rural America."
Earnings
Farmer Mac's net income attributable to common stockholders for 2017 was $71.3 million ($6.60 per diluted common share), compared to $64.2 million ($5.97 per diluted common share) for 2016. The $7.1 million increase compared to 2016 was primarily driven by increases of $11.3 million after-tax in net interest income and a $1.1 million after-tax increase in net realized gains on the sale of real estate owned properties. The year-over-year increase was offset in part by (1) a $2.7 million after-tax decrease in gains in fair value of financial derivatives and hedged assets; (2) a $1.6 million after-tax increase in non-interest expense in 2017, primarily attributable to higher general and administrative ("G&A") expenses and higher compensation and employee benefit expenses; and (3) the re-measurement of net deferred tax asset due to the enactment of new federal tax legislation, which resulted in a $1.4 million increase to income tax expense in 2017.
Core earnings in 2017 were $65.6 million ($6.08 per diluted common share), compared to $53.5 million ($4.98 per diluted common share) in 2016. The $12.1 million increase in core earnings for 2017 compared to 2016 was primarily attributable to (1) a $11.9 million after-tax increase in net effective spread; (2) a $1.1 million after-tax increase in net realized gains on the sale of real estate owned properties; and (3) a $0.8 million after-tax increase in guarantee and commitment fee income. The increase in core earnings in 2017 was offset in part primarily by a $1.5 million after-tax increase in operating expenses, driven by higher compensation and employee benefits and G&A expenses. The $0.9 million after-tax increase in compensation and benefits expenses was due primarily to an increase in headcount and employee health insurance costs. The $0.6 million after-tax increase in G&A expenses was attributable primarily to (1) continued technology and business infrastructure investments; (2) higher legal fees related to general corporate matters, including fees related to the termination of employment of Farmer Mac's former President and Chief Executive Officer in December 2017; (3) an increase in building lease expenses due to new leases for office space entered into during 2017; and (4) expenses related to business development efforts.
Farmer Mac continues to expand its investments in human capital, technology, and business infrastructure to increase capacity and efficiency as it seeks to accommodate growth opportunities and to achieve its long-term strategic objectives. Accordingly, Farmer Mac expects the annual increases in its operating expenses to be above historical averages over the next several years. Specifically, Farmer Mac believes that aggregate compensation and employee benefits and G&A expenses will increase approximately 15 percent in 2018 relative to 2017, with increases likely to remain elevated in 2019.
Farmer Mac's net income attributable to common stockholders for fourth quarter 2017 was $16.7 million ($1.55 per diluted common share), compared to $25.5 million ($2.38 per diluted common share) for fourth quarter 2016. The $8.8 million year-over-year decrease in net income attributable to common stockholders was driven primarily by the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $11.2 million after-tax gain in fourth quarter 2016 compared to a $0.2 million dollar after-tax loss in fourth quarter 2017.
Core earnings in fourth quarter 2017 were $17.9 million ($1.65 per diluted common share), compared to $13.2 million ($1.23 per diluted common share) in fourth quarter 2016. The $4.7 million year-over-year increase was primarily due to a $3.6 million after-tax increase in total revenues, which was driven by significant business volume growth.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During 2017, Farmer Mac added $4.7 billion of new business volume, compared to $4.4 billion in 2016. Specifically, Farmer Mac:

•	purchased $2.4 billion of AgVantage securities;

•	purchased $1.1 billion of newly originated Farm & Ranch loans;

•	added $554.7 million of Farm & Ranch loans under LTSPCs;

•	purchased $369.8 million of USDA Securities;

•	issued $161.9 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $137.3 million of Rural Utilities loans
After $3.1 billion of maturities and principal paydowns on existing business during 2017, Farmer Mac's outstanding business volume increased by $1.6 billion from December 31, 2016 to $19.0 billion as of December 31, 2017. This increase was driven by broad-based portfolio growth across most of Farmer Mac's products and lines of business, including Farm & Ranch loans, AgVantage securities, USDA Securities, and Rural Utilities loans.
Farmer Mac grew its Farm & Ranch loan portfolio by $684.3 million during 2017, which was primarily driven by an increase in the average size of loans purchased, including several large loans with large borrowers. During 2017, Farmer Mac purchased 1,445 Farm & Ranch loans with an average unpaid principal balance of $781,000, compared to 1,467 Farm & Ranch loans purchased with an average unpaid principal balance of $665,000 during 2016. The $617.2 million net increase in AgVantage securities for 2017 was primarily driven by net portfolio growth from two of Farmer Mac's long-standing issuers: (1) Rabo AgriFinance ("Rabo") and (2) National Rural Utilities Cooperative Finance Corporation ("CFC"), which increased their outstanding AgVantage business volume with Farmer Mac by $275.0 million and $205.8 million, respectively. The remaining net increase in AgVantage securities came from Farmer Mac's smaller institutional customers, which increased outstanding balances by $136.4 million in 2017, including transactions with two new counterparties.
Spreads
Net interest income was $157.6 million for 2017, compared to $140.3 million for 2016. In percentage terms, net interest income for 2017 was 0.94 percent, compared to 0.90 percent for 2016. The $17.3 million increase in net interest income for 2017 compared to 2016 was driven by net growth in Farm

& Ranch loans, on-balance sheet AgVantage Securities, and USDA Securities. Another factor contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decision to raise the target range for the federal funds rate. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge accounting relationships. This increase in short-term rates on assets and liabilities indexed to LIBOR did not have a similar effect on net effective spread because net effective spread includes interest expense from all funding related to those assets, including interest expense from financial derivatives not designated in hedge accounting relationships. Also contributing to the year-over-year increase was an increase in the net effect of consolidated trusts resulting from an increase in securitization of Farm & Ranch loans throughout 2016 and 2017. Farmer Mac earns the difference between the interest income recognized on loans in consolidated trusts and the related interest expense recognized on debt securities of consolidated trusts held by third parties. The increase in net interest income was offset in part by an increase in net yield adjustments related to amortization of premiums and discounts on assets consolidated at fair value. The 4 basis point increase in net interest yield in 2017 compared to 2016 was primarily attributable to a reduction in the average balance of lower-earning cash and cash equivalents and investment securities.
Farmer Mac's net effective spread, a non-GAAP measure, was $141.3 million for 2017, compared to $123.1 million for 2016. In percentage terms, net effective spread for 2017 was 0.91 percent, compared to 0.84 percent for 2016. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.
The $18.2 million year-over-year increase in net effective spread in dollars was primarily attributable to (1) growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $15.1 million in 2017; and (2) changes in Farmer Mac's funding strategies and improvements in LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR, which added approximately $4.0 million in 2017. Net effective spread in percentage terms increased 7 basis points in 2017 compared to 2016 primarily attributable to the decrease in the average balance of lower-earning cash and cash equivalents and investment securities, which added approximately 5 basis points to net effective spread. Also contributing to the increase were the effects of changes in Farmer Mac's funding strategy and a favorable LIBOR-based funding market, which added approximately 3 basis points in 2017.

Net interest income was $41.3 million (0.94 percent) in fourth quarter 2017, compared to $36.7 million (0.95 percent) in fourth quarter 2016. The $4.6 million year-over-year increase in dollar terms was primarily driven by the same factors described above that contributed to full year 2017 growth in net interest income in dollars compared to full year 2016. The 1 basis point decrease was primarily driven by an increase in the average balance of lower-earning loans held in consolidated trusts.
Net effective spread was $37.5 million (0.93 percent) in fourth quarter 2017, compared to $31.5 million (0.88 percent) in fourth quarter 2016. The $6.0 million year-over-year increase in dollars terms was primarily attributable to growth in outstanding business volume, which increased net effective spread by $4.7 million. Also contributing to the increase were reductions to Farmer Mac's LIBOR-based funding costs, which added approximately $1.2 million. In percentage terms, the 5 basis point increase in net effective spread was primarily due to a reduction in the average balance of lower-earning investment securities and the reduction in LIBOR-based funding costs.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $48.4 million (0.71 percent of the Farm & Ranch portfolio), compared to $21.0 million (0.34 percent of the Farm & Ranch portfolio) as of December 31, 2016. Those 90-day delinquencies were comprised of 51 delinquent loans as of December 31, 2017, compared with 38 delinquent loans as of December 31, 2016. The year-over-year increase in 90-day delinquencies is primarily attributable to the delinquencies of several larger loans and certain crop and permanent planting loans mostly due to factors specific to the borrower and not related to macroeconomic factors in the agricultural economy. In particular, $15.3 million in permanent planting loans to a single borrower became delinquent in first quarter 2017 and accounts for over half of the increase in 90-day delinquencies. Farmer Mac believes that it is adequately collateralized on this exposure.
Farmer Mac's 90-day delinquencies have historically fluctuated from quarter to quarter, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio, with higher levels generally observed at the end of the first and third quarters and lower levels generally observed at the end of the second and fourth quarters of each year as a result of the annual (January 1st) and semi-annual (January 1st and July 1st) payment terms of most Farm & Ranch loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average 90-day delinquency rate as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 1 percent. The highest 90-day delinquency rate observed during that period occurred in 2009 at approximately 2 percent, which coincided with increased delinquencies in loans within Farmer

Mac's then-held ethanol loan portfolio that Farmer Mac no longer holds. Although the vast majority of the year-over-year increase in 90-day delinquencies is due to borrower-specific factors, other factors such as macroeconomic trends and the cyclical nature of the agricultural economy could contribute to an increase in 90-day delinquencies in the future.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.25 percent of total business volume as of December 31, 2017, compared to 0.12 percent as of December 31, 2016.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of December 31, 2017, Farmer Mac's substandard assets were $221.3 million (3.2 percent of the Farm & Ranch portfolio), compared to $165.2 million (2.7 percent of the Farm & Ranch portfolio) as of December 31, 2016. Those substandard assets were comprised of 307 loans as of December 31, 2017 and 287 loans as of December 31, 2016. The $56.1 million increase from year-end 2016 was primarily driven by credit downgrades in on-balance sheet loans. The new substandard asset volume from year-end 2016 includes several large exposures and also represents a relatively diverse set of commodities. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net interest income by line of business for fourth quarter 2017 was $14.6 million (142 basis points) for Farm & Ranch, $5.4 million (100 basis points) for USDA Guarantees, $3.4 million (127 basis points) for Rural Utilities, and $15.5 million (82 basis points) for Institutional Credit. Net effective spread by line of business for fourth quarter 2017 was $12.4 million (180 basis points) for Farm & Ranch, $5.0 million (93 basis points) for USDA Guarantees, $3.1 million (114 basis points) for Rural Utilities, and $14.8 million (78 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $657.1 million as of December 31, 2017, exceeding the statutory minimum capital requirement by $136.8 million, or 26 percent, compared to $609.7 million as of December 31, 2016, which was $143.2 million, or 31 percent, above the statutory minimum capital requirement. The decrease in capital in excess of the minimum capital level was due primarily to an increase in minimum capital required to support the growth of on-balance sheet assets during 2017. In particular, the refinancing of a $1.0 billion AgVantage security that matured in April 2017 into three new on-balance sheet AgVantage securities significantly increased Farmer Mac's on-balance sheet assets because $970.0 million of the refinanced security was previously held by third party investors and reported as off-balance sheet business volume. In addition, Farmer Mac elected to adopt Accounting Standard Update ("ASU") 2018-02, "Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income," for the year ended December 31, 2017, which resulted in an increase to "Accumulated other comprehensive income, net of tax" and a corresponding decrease to "Retained earnings" of $9.1 million. The decrease in capital in excess of the minimum capital level was offset in part by an increase in retained earnings during 2017, excluding the effects of the adoption of ASU 2018‑02.
As of December 31, 2017, Farmer Mac's total stockholders' equity was $708.1 million, compared to $643.4 million as of December 31, 2016. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 195 days of liquidity during 2017 and had 172 days of liquidity as of December 31, 2017.

Dividends
On February 28, 2018, Farmer Mac's board of directors declared a quarterly dividend of $0.58 per share for each of Farmer Mac's three classes of common stock – Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE: AGM). This quarterly dividend will be payable on March 30, 2018 to holders of record of common stock as of March 19, 2018. This represents the seventh consecutive year that Farmer Mac has increased its quarterly common stock dividend from the prior year, and Farmer Mac believes that the most recent increase is supported by Farmer Mac's earnings potential and overall capital position.
Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including January 18, 2018 to and including April 17, 2018. The preferred dividends will be payable on April 17, 2018 to holders of record as of April 2, 2018.
Use of Non-GAAP Measures
In the analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Since the beginning of first quarter 2017, Farmer Mac has excluded the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017. More information about the the effects of realized gains or losses resulting from the exchange of variation margin on cleared derivatives is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed today with the U.S. Securities and Exchange Commissions ("SEC").
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Accordingly, the one-time, non-cash charge to income tax expense due to the re-measurement of the net deferred tax asset was excluded from core earnings and core earnings per share. Farmer Mac re-measured its net deferred tax asset at a lower U.S. corporate tax rate due to the enactment of new tax legislation on December 22, 2017. This charge is excluded from core earnings and core earnings per share because it is not a frequently occurring transaction, is a non-cash charge, and is not indicative of future operating results. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.
Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; and (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost." Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge accounting relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread.
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. The inclusion of these items along with the accrual of contractual amounts due for undesignated financial derivatives, as described above, is intended to reflect management's view of the complete net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge accounting relationship. More information about the net effects of terminations or net settlements on financial derivatives and hedging activities is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed today with the SEC.
For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's fourth quarter and full year 2017 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, March 8, 2018 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for fourth quarter and full year 2017 is set forth in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2017	December 31, 2016
	(in thousands)
Assets:
Cash and cash equivalents	$302,022	$265,229
Investment securities:
Available-for-sale, at fair value	2,215,405	2,515,851
Held-to-maturity, at amortized cost	45,032	—
Total Investment Securities	2,260,437	2,515,851
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,471,914	4,853,685
Held-to-maturity, at amortized cost	2,126,274	1,149,231
Total Farmer Mac Guaranteed Securities	7,598,188	6,002,916
USDA Securities:
Trading, at fair value	13,515	20,388
Held-to-maturity, at amortized cost	2,117,850	2,009,225
Total USDA Securities	2,131,365	2,029,613
Loans:
Loans held for investment, at amortized cost	3,873,755	3,379,884
Loans held for investment in consolidated trusts, at amortized cost	1,399,827	1,132,966
Allowance for loan losses	(6,796)	(5,415)
Total loans, net of allowance	5,266,786	4,507,435
Real estate owned, at lower of cost or fair value	139	1,528
Financial derivatives, at fair value	7,093	23,182
Interest receivable (includes $17,373 and $12,584, respectively, related to consolidated trusts)	155,278	122,782
Guarantee and commitment fees receivable	39,895	38,871
Deferred tax asset, net	2,048	12,291
Prepaid expenses and other assets	29,023	86,322
Total Assets	$17,792,274	$15,606,020

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$8,089,826	$8,440,123
Due after one year	7,432,790	5,222,977
Total notes payable	15,522,616	13,663,100
Debt securities of consolidated trusts held by third parties	1,404,945	1,142,704
Financial derivatives, at fair value	26,599	58,152
Accrued interest payable (includes $14,631 and $10,881, respectively, related to consolidated trusts)	75,402	49,700
Guarantee and commitment obligation	38,400	37,282
Accounts payable and accrued expenses	14,096	9,415
Reserve for losses	2,070	2,020
Total Liabilities	17,084,128	14,962,373
Commitments and Contingencies	—	—
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,087,670 shares and 9,007,481 shares outstanding, respectively	9,088	9,008
Additional paid-in capital	118,979	118,655
Accumulated other comprehensive income, net of tax	51,085	33,758
Retained earnings	322,704	275,714
Total Stockholders' Equity	708,146	643,425
Non-controlling interest	—	222
Total Equity	708,146	643,647
Total Liabilities and Equity	$17,792,274	$15,606,020

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$9,752	$6,807	$34,586	$27,042
Farmer Mac Guaranteed Securities and USDA Securities	56,818	39,343	203,796	150,281
Loans	44,801	35,091	162,150	134,577
Total interest income	111,371	81,241	400,532	311,900
Total interest expense	70,088	44,528	242,885	171,626
Net interest income	41,283	36,713	157,647	140,274
Provision for loan losses	(474)	(461)	(1,708)	(1,065)
Net interest income after provision for loan losses	40,809	36,252	155,939	139,209
Non-interest income:
Guarantee and commitment fees	3,484	3,789	14,114	14,868
(Losses)/gains on financial derivatives and hedging activities	(1,777)	15,390	753	2,311
Gains/(losses) on trading securities	60	(474)	(24)	1,460
Gains/(losses) on sale of available-for-sale investment securities	—	—	89	(9)
Gains on sale of real estate owned	964	—	1,748	15
Other (loss)/income	(58)	602	832	1,823
Non-interest income	2,673	19,307	17,512	20,468
Non-interest expense:
Compensation and employee benefits	5,247	5,949	24,233	22,772
General and administrative	4,348	4,352	15,959	15,109
Regulatory fees	625	625	2,500	2,463
Real estate owned operating costs, net	—	—	23	39
(Release of)/provision for reserve for losses	(10)	51	50	(63)
Non-interest expense	10,210	10,977	42,765	40,320
Income before income taxes	33,272	44,582	130,686	119,357
Income tax expense	13,266	15,793	46,369	42,057
Net income	20,006	28,789	84,317	77,300
Less: Net (income)/loss attributable to non-controlling interest	—	(28)	165	34
Net income attributable to Farmer Mac	20,006	28,761	84,482	77,334
Preferred stock dividends	(3,296)	(3,296)	(13,182)	(13,182)
Net income attributable to common stockholders	$16,710	$25,465	$71,300	$64,152

Earnings per common share and dividends:
Basic earnings per common share	$1.57	$2.42	$6.73	$6.12
Diluted earnings per common share	$1.55	$2.38	$6.60	$5.97
Common stock dividends per common share	$0.36	$0.26	$1.44	$1.04

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with a breakdown of the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$16,710	$18,487	$25,465
Less reconciling items:
(Losses)/gains on financial derivatives and hedging activities due to fair value changes	(264)	2,737	17,233
Unrealized gains/(losses) on trading securities	60	—	(474)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(129)	(954)	(40)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	632	862	2,150
Re-measurement of net deferred tax asset due to enactment of new tax legislation	(1,365)	—	—
Income tax effect related to reconciling items	(105)	(926)	(6,604)
Sub-total	(1,171)	1,719	12,265
Core earnings	$17,881	$16,768	$13,200

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$37,467	$35,976	$31,448
Guarantee and commitment fees(2)	5,157	4,935	5,158
Other(3)	69	274	545
Total revenues	42,693	41,185	37,151

Credit related (income)/expense (GAAP):
Provision for losses	464	384	512
REO operating expenses	—	—	—
Gains on sale of REO	(964)	(32)	—
Total credit related (income)/expense	(500)	352	512

Operating expenses (GAAP):
Compensation and employee benefits	5,247	5,987	5,949
General and administrative	4,348	3,890	4,352
Regulatory fees	625	625	625
Total operating expenses	10,220	10,502	10,926

Net earnings	32,973	30,331	25,713
Income tax expense(4)	11,796	10,268	9,189
Net loss attributable to non-controlling interest (GAAP)	—	—	28
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$17,881	$16,768	$13,200

Core earnings per share:
Basic	$1.68	$1.58	$1.26
Diluted	1.65	1.55	1.23

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(4)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2017	December 31, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$71,300	$64,152
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	9,499	13,628
Unrealized (losses)/gains on trading securities	(24)	1,460
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(1,327)	(849)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	2,674	2,178
Re-measurement of net deferred tax asset due to enactment of new tax legislation	(1,365)	—
Income tax effect related to reconciling items	(3,788)	(5,746)
Sub-total	5,669	10,671
Core earnings	$65,631	$53,481

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$141,303	$123,072
Guarantee and commitment fees(2)	20,350	19,170
Other(3)	935	2,070
Total revenues	162,588	144,312

Credit related expense (GAAP):
Provision for losses	1,758	1,002
REO operating expenses	23	39
Gains on sale of REO	(1,748)	(15)
Total credit related expense	33	1,026

Operating expenses (GAAP):
Compensation and employee benefits	24,233	22,772
General and administrative	15,959	15,109
Regulatory fees	2,500	2,463
Total operating expenses	42,692	40,344

Net earnings	119,863	102,942
Income tax expense(4)	41,215	36,313
Net loss attributable to non-controlling interest (GAAP)	(165)	(34)
Preferred stock dividends (GAAP)	13,182	13,182
Core earnings	$65,631	$53,481

Core earnings per share:
Basic	$6.20	$5.10
Diluted	6.08	4.98

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of gains/(losses) due to terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(4)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. The year ended December 31, 2017 includes $0.9 million of tax benefits resulting from the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter 2017.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands, except per share amounts)
GAAP - Basic EPS	$1.57	$1.74	$2.42	$6.73	$6.12
Less reconciling items:
(Losses)/gains on financial derivatives and hedging activities due to fair value changes	(0.03)	0.26	1.64	0.90	1.30
Unrealized gains/(losses) on trading securities	0.01	—	(0.05)	—	0.14
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	(0.09)	—	(0.13)	(0.08)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	0.06	0.08	0.20	0.25	0.21
Re-measurement of net deferred tax asset due to enactment of new tax legislation	(0.13)	—	—	(0.13)	—
Income tax effect related to reconciling items	(0.01)	(0.09)	(0.63)	(0.36)	(0.55)
Sub-total	(0.11)	0.16	1.16	0.53	1.02
Core Earnings - Basic EPS	$1.68	$1.58	$1.26	$6.20	$5.10

Shares used in per share calculation (GAAP and Core Earnings)	10,618	10,605	10,512	10,594	10,477

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$1.55	$1.71	$2.38	$6.60	$5.97
Less reconciling items:
(Losses)/gains on financial derivatives and hedging activities due to fair value changes	(0.02)	0.25	1.61	0.87	1.26
Unrealized gains/(losses) on trading securities	0.01	—	(0.04)	—	0.14
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	(0.09)	—	(0.12)	(0.08)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	0.06	0.08	0.20	0.25	0.20
Re-measurement of net deferred tax asset due to enactment of new tax legislation	(0.13)	—	—	(0.13)	—
Income tax effect related to reconciling items	(0.01)	(0.08)	(0.62)	(0.35)	(0.53)
Sub-total	(0.10)	0.16	1.15	0.52	0.99
Core Earnings - Diluted EPS	$1.65	$1.55	$1.23	$6.08	$4.98

Shares used in per share calculation (GAAP and Core Earnings)	10,815	10,815	10,700	10,803	10,746

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2017		September 30, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$41,283	0.94%	$39,562	0.92%	$36,713	0.95%	$157,647	0.94%	$140,274	0.90%
Net effects of consolidated trusts	(1,673)	0.04%	(1,621)	0.04%	(1,369)	0.03%	(6,236)	0.04%	(4,302)	0.03%
Expense related to undesignated financial derivatives	(1,943)	(0.05)%	(2,675)	(0.07)%	(3,495)	(0.09)%	(10,261)	(0.07)%	(11,480)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	(28)	—%	961	0.03%	79	—%	1,191	0.01%	610	—%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(172)	—%	(251)	(0.01)%	(480)	(0.01)%	(1,038)	(0.01)%	(2,030)	(0.02)%
Net effective spread	$37,467	0.93%	$35,976	0.91%	$31,448	0.88%	$141,303	0.91%	$123,072	0.84%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2017:

Core Earnings by Business Segment
For the Three Months Ended December 31, 2017
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$14,589	$5,359	$3,417	$15,478	$2,440	$—		$41,283
Less: reconciling adjustments(1)(2)(3)(4)	(2,193)	(380)	(360)	(678)	(205)	3,816		—
Net effective spread	12,396	4,979	3,057	14,800	2,235	3,816		—
Guarantee and commitment fees(2)	4,453	153	459	92	—	(1,673)		3,484
Other income/(expense)(3)(5)	1,047	9	5	—	(28)	(1,844)		(811)
Non-interest income/(loss)	5,500	162	464	92	(28)	(3,517)		2,673

Provision for loan losses	(474)	—	—	—	—	—		(474)

Release of reserve for losses	10	—	—	—	—	—		10
Other non-interest expense	(3,966)	(1,051)	(592)	(1,626)	(2,985)	—		(10,220)
Non-interest expense(6)	(3,956)	(1,051)	(592)	(1,626)	(2,985)	—		(10,210)
Core earnings before income taxes	13,466	4,090	2,929	13,266	(778)	299	(7)	33,272
Income tax (expense)/benefit	(4,713)	(1,432)	(1,025)	(4,643)	17	(1,470)	(8)	(13,266)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	8,753	2,658	1,904	8,623	(761)	(1,171)	(7)	20,006
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Segment core earnings/(losses)	$8,753	$2,658	$1,904	$8,623	$(4,057)	$(1,171)	(7)	$16,710

Total assets at carrying value	$4,274,693	$2,195,189	$1,088,986	$7,627,749	$2,605,657	$—		$17,792,274
Total on- and off-balance sheet program assets at principal balance	$6,867,586	$2,352,214	$1,882,633	$7,904,878	$—	$—		$19,007,311

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, a component of core earnings, to also include the net effects of gains/(losses) due to terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. See "—Use of Non-GAAP Measures—Net Effective Spread." above for an explanation of net effective spread.

(5)
Includes reconciling adjustments for fair value adjustments on financial derivatives and trading assets. Also includes a reconciling adjustment related to the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. In 2016 and prior periods, fair value adjustments on financial derivatives included variation margin payment amounts because those amounts were considered to be collateral of the related exposure and were accounted for as unrealized gains or losses. However, effective first quarter 2017, CME implemented a change in its rules related to the exchange of variation margin, whereby variation margin payments are considered to be a partial settlement of the respective derivatives contracts rather than as pledged collateral, and accounted for as realized gains and losses. Farmer Mac believes that even though these variation margin amounts are now accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, their economic character will remain the same as they were before the change. This is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in 2017, this reconciling adjustment includes realized gains and losses on financial derivatives centrally cleared through CME resulting from the exchange of variation margin. As a result, core earnings subsequent to 2016 will be presented on a consistent basis with core earnings in 2016 and prior periods.

(6)	Includes directly attributable costs and an allocation of indirectly attributable costs based on staffing.

(7)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

(8)
Includes the non-recurring, non-cash charge to income tax expense resulting from the re-measurement of the net deferred tax asset at a reduced corporate federal income tax rate due to the enactment of new tax legislation on December 22, 2017.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2017	As of December 31, 2016
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,798,906	$2,381,488
Loans held in trusts:
Beneficial interests owned by third party investors	1,399,827	1,132,966
USDA Guarantees:
USDA Securities	2,068,017	1,954,800
Farmer Mac Guaranteed USDA Securities	29,980	35,599
Rural Utilities:
Loans	1,076,291	999,512
Institutional Credit
AgVantage Securities(1)	7,593,322	6,004,472
Total on-balance sheet	$14,966,343	$12,508,837
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,335,342	$2,209,409
Guaranteed Securities	333,511	415,441
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	254,217	103,976
Rural Utilities:
LTSPCs(2)	806,342	878,598
Institutional Credit:
AgVantage Securities(1)	11,556	983,214
AgVantage Revolving Line of Credit Facility(3)	300,000	300,000
Total off-balance sheet	$4,040,968	$4,890,638
Total	$19,007,311	$17,399,475

(1)
In April 2017, Farmer Mac purchased and retained $1.0 billion in AgVantage securities from MetLife. MetLife used the proceeds from Farmer Mac's purchase of $1.0 billion in AgVantage securities to refinance an AgVantage security of the same amount that matured in April 2017. Previously, $970.0 million of the maturing $1.0 billion AgVantage security had been sold to third parties and reported as off-balance sheet business volume in the Institutional Credit line of business.

(2)	Includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of both December 31, 2017 and 2016.

(3)
During 2017, $100.0 million of this facility was drawn and subsequently repaid. During 2016 this facility was not utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage Securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread(1)
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2017(2)	$12,396	1.80%	$4,979	0.93%	$3,057	1.14%	$14,800	0.78%	$2,235	0.35%	$37,467	0.93%
September 30, 2017	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%
December 31, 2016	10,131	1.75%	5,152	1.04%	2,530	1.02%	11,636	0.78%	1,999	0.26%	31,448	0.88%
September 30, 2016	10,476	1.86%	4,994	1.03%	2,541	1.01%	11,431	0.75%	2,239	0.24%	31,681	0.85%
June 30, 2016	9,644	1.74%	4,392	0.92%	2,459	0.98%	11,412	0.77%	2,596	0.29%	30,503	0.83%
March 31, 2016	9,238	1.67%	4,118	0.87%	2,438	0.99%	11,093	0.80%	2,553	0.26%	29,440	0.81%
December 31, 2015	9,168	1.68%	4,332	0.92%	2,747	1.10%	10,902	0.80%	2,306	0.26%	29,455	0.84%

(1)
Net effective spread is a non-GAAP measure. Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised net effective spread methodology. See Use of "Non-GAAP Measures—Net Effective Spread" above for more information regarding the explanation of net effective spread.

(2)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended December 31, 2017.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2017	September 2017	June 2017	March 2017	December 2016	September 2016	June 2016	March 2016	December 2015
	(in thousands)
Revenues:
Net effective spread	$37,467	$35,976	$35,334	$32,526	$31,448	$31,681	$30,503	$29,440	$29,455
Guarantee and commitment fees	5,157	4,935	4,942	5,316	5,158	4,533	4,810	4,669	4,730
Other	69	274	107	485	545	713	466	346	267
Total revenues	42,693	41,185	40,383	38,327	37,151	36,927	35,779	34,455	34,452

Credit related (income)/expense:
Provision for/(release of) losses	464	384	466	444	512	(31)	458	63	(49)
REO operating expenses	—	—	23	—	—	—	—	39	44
(Gains)/losses on sale of REO	(964)	(32)	(757)	5	—	(15)	—	—	—
Total credit related (income)/expense	(500)	352	(268)	449	512	(46)	458	102	(5)

Operating expenses:
Compensation and employee benefits	5,247	5,987	6,682	6,317	5,949	5,438	5,611	5,774	5,385
General and administrative	4,348	3,890	3,921	3,800	4,352	3,474	3,757	3,526	3,238
Regulatory fees	625	625	625	625	625	613	612	613	613
Total operating expenses	10,220	10,502	11,228	10,742	10,926	9,525	9,980	9,913	9,236

Net earnings	32,973	30,331	29,423	27,136	25,713	27,448	25,341	24,440	25,221
Income tax expense	11,796	10,268	10,307	8,844	9,189	9,577	8,979	8,568	8,876
Net (loss)/income attributable to non-controlling interest(1)	—	—	(150)	(15)	28	(18)	(16)	(28)	(60)
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296
Core earnings	$17,881	$16,768	$15,970	$15,012	$13,200	$14,594	$13,082	$12,605	$13,109

Reconciling items:
(Losses)/gains on financial derivatives and hedging activities due to fair value changes	(264)	2,737	2,221	4,805	17,233	1,460	(2,076)	(2,989)	2,743
Unrealized gains/(losses) on trading assets	60	—	(2)	(82)	(474)	1,182	394	358	696
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(129)	(954)	(117)	(127)	(40)	(157)	(371)	(281)	(263)
Net effects of terminations or net settlements on financial derivatives and hedging activities	632	862	232	948	2,150	238	398	(608)	(217)
Re-measurement of net deferred tax asset due to enactment of new tax legislation	(1,365)	—	—	—	—	—	—	—	—
Income tax effect related to reconciling items	(105)	(926)	(816)	(1,941)	(6,604)	(953)	579	1,232	(1,036)
Net income attributable to common stockholders	$16,710	$18,487	$17,488	$18,615	$25,465	$16,364	$12,006	$10,317	$15,032

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in AgVisory back to the limited liability company.